Exhibit 23.3

[NETHERLAND, SEWELL & ASSOCIATES, INC. LETTERHEAD]

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

As independent oil and gas consultants, we hereby consent to the incorporation by reference of our report letter dated February 3, 2004 (the “Reserve Letter”), addressed to Westport Resources Corporation, in this Current Report on Form 8-K, and in the following registration statements and related prospectuses:

Kerr-McGee Corporation	Form S-3 File No. 333-68136

Kerr-McGee Corporation	Form S-3 File No. 333-81720

Kerr-McGee Corporation	Form S-3 File No. 333-115935.

We further consent to all references to our firm and the Reserve Letter included in or made a part of the foregoing and to the reference to our firm as experts in the foregoing.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees, III
C.H. (Scott) Rees, III
President and Chief Operating Officer

Dallas, Texas
June 21, 2004